Intellicheck Mobilisa Announces Executive Changes

By unanimous direction of Board of Directors, Dr. Nelson Ludlow Appointed President and CEO and Admiral Michael D. Malone Appointed Chairman Effective Immediately

PORT TOWNSEND, WA – November 13, 2012 – Intellicheck Mobilisa, Inc. (NYSE MKT: IDN) (the “Company”), a global leader in access control and wireless security systems, by unanimous direction of the Board of Directors, today announced Dr. Nelson Ludlow, the Company’s Chairman of the Board of Directors, will now serve as President and Chief Executive Officer, effective immediately. He replaces Steve Williams as President and CEO, who was separated from the Company. Dr. Ludlow, who previously served as President and CEO of Mobilisa as founder from 2001 through 2008, and President and CEO of Intellicheck Mobilisa from the merger in 2008 to March 2011, will now be leading the Company’s overall vision, strategic growth and product development. Michael D. Malone, Vice Admiral, US Navy, Retired, who was appointed to the Company’s Board of Directors in June 2011, will serve as Chairman of the Board of Directors, effective immediately.

Dr. Ludlow said, “I look forward to serving once again as President and CEO at Intellicheck Mobilisa, particularly at this critical time. The Company has superior technology in the identity and wireless industries and we plan to reemphasize innovation and new product development. Our goals are to expand our product lines, partnerships and our customer base. I am also extremely enthusiastic about the appointment to Chairman of Admiral Malone, who has provided essential strategic guidance to the Company as a member of the Board. He has a wealth of experience both in the Navy and in the corporate world, growing a company that was successfully acquired by Boeing.”

Dr. Ludlow has over 30 years’ experience in software development for the military and corporate sectors. While in the Air Force, Dr. Ludlow served as a mathematician, a pilot, an intelligence officer at the National Air Intelligence Center, Technical Director for Artificial Intelligence at USAF Rome Laboratory, Assistant Professor of Computer Science at the Naval Postgraduate School, and the Director of Technology and Services for Radar Evaluation Squadron. In the corporate sector, Dr. Ludlow served as the Director of C2 Modeling for SAIC, Chief Scientist for the ORINCON Corporation and Chief Technology Officer for Ameranth Wireless. He holds a Ph.D. in Artificial Intelligence from the University of Edinburgh, Scotland and Post-Doctoral research in Computer Science at the University of Cambridge, England.

Admiral Malone said, “With its robust product portfolio and the right leadership, Intellicheck Mobilisa has the right ingredients for organic growth. I am grateful to oversee this progress as Chairman, and I look forward to working more closely with Nelson as he once again takes the reins as President and CEO. I and the rest of the Board are confident that with his leadership, the Company is on the right track for success over the coming years.”

Admiral Malone serves as a technical advisor and consultant to Pequot Capital, a venture capital firm, and Environmental Tectonics Corporation (OTCQB: ETCC), a high technology simulation and manufacturing company. He also recently joined the board of directors at Environmental Tetonics Corporation. He has conducted various due diligence projects in support of Pequot investments/acquisitions and has developed a government marketing strategy for ETC. Prior to joining Skarven Enterprises (now Kestrel, a division of The Boeing Company) in 2004, Admiral Malone served 34 years in the US Navy. As a Naval Aviator, he commanded a Strike Fighter Squadron, a Navy replenishment ship, a nuclear powered aircraft carrier (USS Enterprise) and an Aircraft Carrier Strike Group. His final two assignments were in the leadership of Naval Aviation, including two years as Commander, Naval Air Forces (CEO for Naval Aviation). He is a 1970 graduate of the United States Naval Academy. His graduate education includes the Navy Nuclear Propulsion Program, and studies at the National Defense University, Harvard University, and The George Washington University.

About Intellicheck Mobilisa

Intellicheck Mobilisa is a leading technology company that is engaged in developing and marketing wireless technology and identity systems for various applications, including mobile and handheld access control and security systems for the government, military and commercial markets. Products include the Fugitive Finder system, an advanced ID card access control product currently protecting approximately 100 military and federal locations; ID Check, a patented technology that instantly reads, analyzes, and verifies encoded data in magnetic stripes and barcodes on government-issued IDs from U.S. and Canadian jurisdictions, designed to improve the Customer Experience for the financial, hospitality and retail sectors; and Aegeus, a wireless security buoy system for the government, military and oil industry. For more news and information on Intellicheck Mobilisa, please visit www.icmobil.com.

Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as “will,” “believe,” “expect,” “anticipate,” “encouraged,” and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company’s management identify forward-looking statements. Actual results may differ materially from the information presented here. Additional information concerning forward-looking statements is contained under the heading of risk factors listed from time to time in the company’s filings with the SEC. We do not assume any obligation to update the forward-looking information.

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